Exhibit 10.64
To: Robert Deshaies
From: Melissa Smith
Date: Sept 6, 2019
Subject: Promotion to President, WEX Health

Robert, First I want to congratulate you on this exciting opportunity! I look forward to you leading WEX Health and becoming an instrumental part of my Executive Leadership Team. I also would like to share the following details regarding your revised 2019 Target Compensation:

Revised 2019 Target Compensation
Annual Base Salary: $425,000

STIP/Bonus Target %: 75% (increased from 55%)

Proposed LTIP Target*: $850,000 paid typically in March 2020 Target Total Direct Compensation: $1,593,750
In addition, We will provide the following supplemental awards to bridge your current year and provide funds to help defray cost of temporary housing for 1 year. We will revisit relocation needs for you and your family and evaluate options in 2020.

One-time Items

2019 PSU Award $300,000
Cash Award $50,000 subject to applicable taxes paid in (4 installments) quarterly beginning in 1/1/2020

On behalf of myself and the Board of Directors, I would like to sincerely express how excited we are to have you join the Executive Leadership Team!

* WEX Equity/LTIP grant value is proposed pending final WEX Board Approval; the award amount could change pending 2019 financial results and final approval.